EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K of Church & Dwight Co., Inc., and the incorporation by reference in Registration Statement No. 333-109048 on Form S-3 and Registration Statements No. 333-112544, 333-112545, 333-112546, 333-112547, 333-107364, 033-60149, 333-60147, 033-24553, 333-06150 and 333-44881 on Form S-8 of our report dated March 5, 2004, except for Notes 16 and 18 as to which the date is December 6, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s change in its method of accounting for goodwill and intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142).

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

December 7, 2004